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EXHIBIT 16.0
                                       JULY 5, 2001



Securities and Exchange Commission

Washington, D.C.  20549



Ladies and Gentlemen:


We were previously principal accountants for FreeRealTime.com, Inc. and, under the dates of June 8, 2000 and July 29, 1999, except as to Note 8 to the consolidated financial statements which is as of September 29, 1999, we reported on the consolidated financial statements of FreeRealTime.com, Inc. and subsidiary as of March 31, 2000 and 1999 and for the two years then ended. On June 28, 2001, we resigned. We have read FreeRealTime.com, Inc.'s statements included under Item 4 of its Form 8-K/A dated June 28, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with FreeRealTime.com's statement that the Registrant did not engage an outside auditor to audit the financial statements due to the Registrant's filing a voluntary bankruptcy petition under Chapter 11 of the United States Bankruptcy Code and the Registrant's election to follow the modified reporting with the Securities and Exchange Commission.


Very truly yours,


/s/ KPMG LLP